Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS
Jody Cain
Lippert/Heilshorn & Associates
(310) 691-7100

OPHTHALMIC IMAGING SYSTEMS REPORTS
THIRD QUARTER FINANCIAL RESULTS
- - -
Announces net revenue increase of 50% for the nine month period and 25% for the third quarter on higher imaging and informatics product sales

SACRAMENTO, Calif. November 8, 2010 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging, image management, Electronic Medical Records (EMR) and Practice Management (PM) company, today reported financial results for the three and nine months ended September 30, 2010, and provided an update on recent corporate developments.

For the third quarter of 2010, OIS reported record net revenue of $4.9 million, up 25% or $992,000 from net revenue of $3.9 million for the third quarter of 2009, primarily due to higher product sales. Gross margin for the three months ended September 30, 2010 was 55%, compared with 58% in the prior year period, with the decline due to product mix.

Operating expenses for the third quarter of 2010 were $3.2 million, compared with $2.1 million for the third quarter of 2009. Sales and marketing expenses increased to $1.7 million compared with $959,000 in the prior year period, with the increase primarily due to expenses to introduce and support the launch of OIS EyeScan™ in international and U.S. eye care markets.

The net loss for the third quarter of 2010 was $466,788, or $0.02 per share, compared with net income of $85,656, or $0.00 per share, for the third quarter of 2009.

“We are reporting record net revenue for the quarter and nine month period with strong growth coming from both our informatics and eye imaging businesses,” said Gil Allon, Chief Executive Officer of OIS. “We continue to gain traction with our informatics solutions, due to the strength of our product and service offerings and favorable market dynamics. OIS is the only provider of a single EMR/PM, PACS and Imaging solution for ophthalmology practices, and our wholly owned subsidiary Abraxas Medical Solutions is expanding into the OB/GYN and orthopedic specialty markets with a single-platform EMR/PM and scheduling solution.

“We received a warm reception at last month’s American Academy of Ophthalmology meeting to our recently launched clinical content for OIS EMR v 4.1, a CCHIT 08-approved Ambulatory EHR. We also showcased the expanded capabilities of the OIS Symphony™ with the new Web Digital Reporter module, as well as the addition of new Symphony Link partners. These offerings build on the established position of OIS Symphony as the gold standard for eye care image management systems.

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
November 8, 2010

“We are pleased with early acceptance of our OIS EyeScan,” he added. “This is the only FDA-approved portable device that allows for scanning both the anterior and posterior of the eye. We recently added a seventh product module, which enables eye care professionals to capture retinal images without dilating a patient's eye. We believe the new module further supports our market expansion opportunity beyond U.S. ophthalmologists to the approximate 35,000 domestic optometrists and eye care professionals in international markets.”

Nine Month Financial Results

For the nine months ended September 30, 2010, OIS reported record net revenue of $13.8 million, up 50% from net revenue of $9.2 million for the nine months ended September 30, 2009. The $4.6 million increase is primarily due to higher product sales. Gross margin for the nine months ended September 30, 2010 reached 57% from 53% for the first nine months in 2009, mainly due to an increase in higher-margin software revenue. Operating expenses for the nine months ended September 30, 2010 were $9.4 million, compared with $10.9 million for the comparable period last year, which included $4.4 million in impairment expense related to the debt of MediVision Medical Imaging Ltd. The net loss for the nine months ended September 30, 2010 was $1.8 million, or $0.06 per share, compared with a net loss for the nine months ended September 30, 2009 of $5.0 million, or $0.25 per share.

As of September 30, 2010, the Company had current assets of $11 million, which included $2.0 million in cash from the final installment under a June 2009 purchase agreement with U.M. AccelMed, LP completed in May 2010, and stockholders’ equity of $5.9 million.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market. With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through its wholly owned subsidiary, Abraxas Medical Solutions, the Company provides EMR and PM software to OB/GYN, orthopedic and primary care physicians. The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
November 8, 2010

Ophthalmic Imaging Systems
Selected Financial Data
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	UNAUDITED	UNAUDITED	UNAUDITED	UNAUDITED
	2010	2009	2010	2009
Net Revenue	$4,924,881	$3,933,183	$13,818,325	$9,241,330
Cost of Sales	2,225,807	1,654,198	6,006,508	4,337,872
Gross Profit	2,699,074	2,278,985	7,811,817	4,903,458
Sales And Marketing	1,696,581	959,282	5,017,609	2,731,518
General And Administrative	592,416	478,484	1,694,318	1,649,391
Impairment related to the debt of MediVision	-	-		4,436,187
Research and development	956,565	692,512	2,663,263	1,813,830
Research and development-related party	-	-	-	294,014
Total Operating Expenses	3,245,562	2,130,278	9,375,190	10,924,940
Loss From Operations	(546,488)	148,707	(1,563,373)	(6,021,482)
Other Income – Settlement	-	-	-	1,200,000
Interest And Other Expense, Net	48,675	(60,681)	(273,549)	(200,332)
Net Loss Before Income Taxes	(497,813)	88,026	(1,836,922)	(5,021,814)
Income Tax Expense	12,553	(2,370)	4,019	(5,023)
Net Loss	(485,260)	85,656	(1,832,903)	(5,026,837)
Less Noncontrolling Interest’s Share	(18,472)	-	(32,046)	-
Net Loss Attributable To Ophthalmic Imaging Systems	(466,788)	85,656	$(1,800,857)	$(5,026,837)
Basic And Diluted Net Loss Per Share	$(0.02)	$(0.00)	$(0.06)	$(0.25)
Shares Used In The Calculation Of Basic And Diluted Net Loss Per Share	30,301,686	26,500,059	28,305,828	20,289,626

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
November 8, 2010

Ophthalmic Imaging Systems
Condensed Consolidated Balance Sheets
(Unaudited)

Assets	September 30 2010	December 30 2009
	UNAUDITED	UNAUDITED
Current assets:
Cash and cash equivalents	$4,789,069	$5,406,239
Accounts receivable, net	4,151,638	2,710,987
Inventories, net	1,831,941	991,325
Prepaid expenses and other current assets	391,664	179,451
Total current assets	11,164,312	9,288,002
Restricted cash	-	158,213
Furniture and equipment, net of accumulated depreciation of $1,240,863 and $1,076,084 respectively	491,264	481,394
Capitalized imaging software, net of accumulated amortization of $294,413 and $168,236, respectively	210,298	336,475
Capitalized software development, net of accumulated amortization of $671,320 and $383,612, respectively	479,511	767,220
AcerMed asset purchase, net of accumulated amortization of $332,542 and $190,024, respectively	237,535	380,053
Goodwill	807,000	807,000
Customer relationship intangible assets and other intangible assets, net of accumulated amortization of $56,727 and $11,636, respectively	632,929	680,364
Prepaid financing	-	22,195
Licensing rights intangible asset, net of accumulated amortization of $24,779 and $0, respectively	74,334	99,112
Other assets	9,635	17,349
Total assets	$14,106,818	$13,037,377

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,360,989	$867,672
Accounts payable – related party	-	41,847
Accrued liabilities	1,529,194	1,115,902
Deferred extended warranty revenue-current portion	1,782,267	1,632,491
Customer deposits	423,614	561,245
Notes payable- current portion	1,665,527	34,048
Total current liabilities	6,761,591	4,253,205
Deferred extended warranty revenue, less current portion	270,979	247,231
Line of credit	-	150,000
Notes payable, less current portion	1,202,775	2,946,179
Total liabilities	8,235,345	7,596,615
Commitments and contingencies

Equity
Ophthalmic Imaging Systems’ stockholders' equity:
Common stock, no par value, 100,000,000 shares authorized; 30,302,151 and 26,500,059 issued and outstanding at September 30, 2010 and December 31, 2009, respectively	21,715,692	20,089,592

Additional paid-in-capital	1,099,684	420,610
Accumulated deficit	(17,337,027)	(15,536,170)
Cumulative translation adjustment	(39,319)	2,241
Total Ophthalmic Imaging Systems’ stockholders’ equity	5,439,030	4,976,273
Noncontrolling interest	432,443	464,489
Total equity	5,871,473	5,440,762
Total liabilities and stockholders' equity	$14,106,818	$13,037,377

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OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA